Exhibit (p)

SUBSCRIPTION AGREEMENT

This Agreement is made as of the 4th day of October, 2021 between Oaktree Diversified Income Fund, Inc., a Maryland corporation (the “Fund”), and Oaktree Fund GP II, L.P., a Delaware limited partnership (the “Subscriber”).

WHEREAS, the Fund wishes to sell to the Subscriber, and the Subscriber wishes to purchase from the Fund, $100,000 of common stock, $.001 par value per share, of the Fund (10,000 shares of common stock at a purchase price of $10 per share (collectively, the “Shares”)); and

WHEREAS, the Subscriber is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by the Investment Company Act of 1940, as amended;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Simultaneously with the execution of this Agreement, the Subscriber is delivering to the Fund the amount of $100,000 in full payment for the Shares.

2.	The Subscriber agrees that it is purchasing the Shares for investment and has no present intention of reselling the Shares.

Executed as of the date first set forth above.

OAKTREE DIVERSIFIED INCOME FUND INC.

By:	/s/ Brian F. Hurley

Name: Brian F. Hurley

Title: President

OAKTREE FUND GP II, L.P.

By:	/s/ Jay Wintrob

Name: Jay Wintrob

Title: Chief Executive Officer

By:	/s/ Daniel Levin

Name: Daniel Levin

Title: Chief Financial Officer